Michael Cataldo Joins Merchants Bank as SVP, Director of Operations

BURLINGTON, Vt., June 29, 2015 /PRNewswire/ -- Marie Thresher, Executive Vice President and Chief Operating Officer for Merchants Bank, is pleased to announce that Michael Cataldo has joined Merchants Bank as Senior Vice President, Director of Operations.

"Mike is a seasoned banker, experienced in delivering solid operational performance and exceptional customer service. He is ideally suited to help us continue to gain efficiencies from our technology investments and deliver enhanced customer service," Marie stated.

Cataldo's experience includes over 30 years within the financial services industry, specializing in Bank Operations. He most recently worked for Webster Bank where he was responsible for operating and managing back office operations for the $17 billion bank. He attended Sacred Heart University and is a graduate of Penn State's executive management program.

Michael Cataldo added, "I am very excited to join the Merchants Bank team. I look forward to utilizing my many years of bank operations experience to contribute to the growth of Merchants Bank, and continue to deliver efficient and quality customer service."

Cataldo currently resides in Williston, Vermont.

Established in 1849, Merchants Bank is Vermont's largest and sole remaining statewide independent bank. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ "MBVT") and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. www.mbvt.com

Contact:
Jessica Sturgeon - Marketing
Merchants Bank, 275 Kennedy Drive, S. Burlington, VT 05403
802-865-1615, jsturgeon@mbvt.com

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